Exhibit 10.20

RETIREMENT AND RELEASE AGREEMENT
Bruce Stanski (“Employee”) and Fluor Enterprises, Inc. (“Company”) have reached the following Retirement and Release Agreement (“Agreement”) in connection with Employee’s retirement from the Company. In this Agreement, the term “Parties” refers to Employee and the Company.
A.     The Parties have mutually agreed that Employee will no longer serve as Executive Vice President for the Company effective October 11, 2019 and have agreed that Employee will provide non-executive services to the Company from October 11, 2019 through February 28, 2020 (“Transition Period”).
B.     The Parties have voluntarily agreed to enter into this Agreement which sets forth the complete understanding between Employee and Company regarding the commitments and obligations of the Parties.
In consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, Company and Employee agree as follows:

1.
Payments and Other Consideration. The Company agrees to make the payments and accommodations and other consideration as set forth below in Paragraphs 1a, 1b, 1c, 1e, and 1g expressly conditioned on: (i) Employee providing non-executive services to the Company as requested, including making himself reasonably available for any future assistance related to any Litigation as defined in Paragraph 18 (“Services”); (ii) Employee signing and delivering to the Company this Agreement within 21 calendar days of the date of the Agreement and not subsequently revoking the Agreement within the time period set forth in Paragraph 4; (iii) Employee signing and delivering to the Company a Supplemental Release and Waiver of Claims in the form attached as Exhibit 1 to this Agreement (“Supplemental Release”) and not subsequently revoking it within the time period set forth therein; and (iv) Employee signing and delivering to the Company the Long Term Incentives Vesting/Forfeiture Agreement (“LTI Vesting/Forfeiture Agreement”) in the form attached as Exhibit 2 to this Agreement. Employee understands that the Company will deduct from any payments specified herein federal withholding taxes and other deductions the Company is required by law to make from wages and other payments to employees. Employee further understands that the payments and benefits and the retirement treatment to long term incentives set forth in this Paragraph 1 are all the Employee is entitled to receive from the Company under this Agreement except for those amounts described in Paragraph 6 to which Employee may be entitled.

a.
The Parties agree that Employee will continue his active employment in a non-executive and non-officer status at his normal base salary during the Transition Period, with Employee retiring effective March 1, 2020 (the “Retirement Date”), provided that Employee does not accept employment outside of Fluor, complies with all obligations under this Agreement, and complies with Fluor’s Code of Business Conduct & Ethics and other Company policies. During the Transition Period Employee shall provide

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Services from home, as reasonably directed by Carlos Hernandez or his designee. Employee’s continued employment during the Transition Period shall be at a level that results in a “separation from service” under the Fluor 409A Executive Deferred Compensation Program and for purposes of Section 409A of the Internal Revenue Code (the “Code”). During the Transition Period Employee shall be entitled to participate in all health, welfare, life insurance, disability and similar plans and programs generally available to U.S. based employees of the Company in accordance with the terms and conditions of such plans and programs, as amended from time to time. Time Off With Pay (“TOWP”) will not accrue during the Transition Period. Other than as expressly provided in this Agreement, Employee shall not be entitled to receive benefits generally provided by Company to executives or officers of the company, including but not limited to: perquisites, allowances, or severance payments under any severance policy or plan. Employee shall transfer any Company memberships held in his name to the Company no later than October 31, 2019. Additionally, for 2020, Employee shall not be entitled to participate in the Fluor 409A Executive Deferred Compensation Plan. The Parties also agree that the Change in Control Agreement between Fluor and the Employee, dated June 13, 2010, is hereby terminated with immediate effect.

(i)	TERMINATION OF EMPLOYMENT. Employee’s employment under this Agreement shall be terminated before the Retirement Date under the circumstances indicated below and with the following results:

(a)    Employee notifies the Company he has accepted employment elsewhere. Employee agrees that he shall notify the Company immediately upon acceptance of employment elsewhere during the Transition Period, which Employee understands and agrees will result in the termination of his employment with the Company. Upon such termination, Employee shall not continue to receive the payments and benefits set forth in Paragraph 1a. Employee shall instead receive a lump sum payment in an amount that is equal to the remaining base salary payments he would have received if Employee had remained employed during the entire Transition Period plus the payments and benefits set forth in Paragraphs 1b, 1c, and 1e, provided Employee complies with all other obligations set forth in this Agreement and signs and delivers to the Company the LTI Vesting/Forfeiture Agreement and the Supplemental Release without subsequently revoking it within the time period set forth therein. For clarity, and as set forth in Paragraph 1e, any RSU and VDI awards granted in 2019 shall be forfeited upon termination and shall not continue to vest.

(b) Employee breaches any of his obligations under this Agreement or fails to notify the Company he has accepted employment elsewhere. If Employee fails to provide the Services, breaches any obligation under this Agreement, or if Fluor independently determines that Employee has

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accepted or began employment elsewhere during the Transition Period, Employee shall be immediately terminated as of such date and Employee shall not continue to receive the payments and benefits set forth in Paragraph 1a and shall not be eligible to receive the payment set forth in Paragraph 1c. Employee will instead receive a lump sum payment in an amount that is equal to the remaining base salary payments he would have received if Employee had remained employed during the entirety of the Transition Period, the payment set forth in Paragraph 1b, and the benefit set forth in Paragraph 1e, provided Employee complies with all other obligations set forth in this Agreement and Employee signs and delivers to the Company the LTI Vesting/Forfeiture Agreement and the Supplemental Release without subsequently revoking it within the time period set forth therein. For clarity, and as set forth in Paragraph 1e, any RSU and VDI awards granted in 2019 shall be forfeited upon termination and shall not continue to vest.

b.
Employee will receive a total payment of Four Hundred Sixty Three Thousand Six Hundred Ninety Two Dollars ($463,692) (the “Separation Payment”) which is equal to thirty-two weeks of Employee’s normal base salary as of the date of this Agreement. The Separation Payment shall be made upon the later of: (i) Employee’s last day of employment; or (ii) within two weeks after the effective date of the Supplemental Release, attached as Exhibit 1 to this Agreement.

c.
Employee will be eligible to receive a prorated bonus under the Fluor Corp. 2017 Performance Incentive Plan for the time period covering January 1, 2019 to October 11, 2019 provided Employee complies with the notice obligations set forth in Paragraph 1a(i)(a). Such prorated bonus shall be in an amount to be determined by the Board of Directors of Fluor or under the Board’s delegated authority by the Organization and Compensation Committee of the Board (the “Committee”). Employee’s bonus will be based on (i) Employee’s target annual bonus percentage, and (ii) actual achievement of the performance measures, both as set by the Committee at its February 2019 meeting, assuming a performance rating of 1.0 for the strategic portion of the annual incentive. Any bonus will be paid to the Employee when paid to other employees in the ordinary course in 2020, or two weeks after the effective date of the Supplemental Release, whichever is later. The Parties agree that the Employee shall not be eligible for any future bonus payments.

d.
The benefits and payments in Paragraph 1a above are intended to include any and all payments and benefits to which Employee may be entitled to receive under the Company’s Executive Severance Policy and are not intended to be in addition to, or duplicative of, the Company’s Executive Severance Policy. Employee understands and agrees that he will receive no further wages, salary, termination pay, severance pay, separation pay, vacation pay, bonuses, commissions, expenses, allowances, incentive payments, perquisites, or other similar payments, remuneration or benefits from the

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Company (or any of its current and former parent companies, subsidiaries, affiliates and related companies) other than those expressly set out in this Agreement.

e.
For the purpose of Employee’s stock and cash incentives, and subject to the terms and conditions set forth in the applicable incentive plans and agreements, Employee’s separation of employment will be treated as being in connection with retirement, effective on either the Retirement Date or on the date Employee is terminated under Paragraph 1a(i) of this Agreement (“Termination Date”), provided that this Agreement, the Supplemental Release, and the LTI Vesting/Forfeiture Agreement are all executed by Employee and become effective, with the following results:

(i)
Restricted Stock Units (“RSUs”), Non-Qualified Stock Options (“Stock Options”), and Value Driver Incentive (“VDI”) Awards granted to Employee at least one year prior to either the Retirement Date or the Termination Date shall continue to vest and continue to be payable in accordance with their terms on the dates set out in the awards notwithstanding such termination. RSU and VDI awards granted to Employee in 2019 shall be forfeited and shall not continue to vest if Employee does not remain employed with the Company through the February 26, 2020.

(ii)
For the 2017 Stock Option grant, Employee shall have the original 10-year term of the option to exercise. For all other outstanding options grants, Employee shall have three years to exercise vested stock options following his Retirement Date or Termination Date (but in no case beyond the original 10-year term of the option).

f.	All accrued unused TOWP will be included in Employee’s final pay, and paid out on the next regular pay date following his separation of employment from the Company.

g.
Employee will receive a total payment of Seventy Five Thousand Dollars ($75,000) (the “Relocation Payment”) to cover the costs associated with Employee moving his household goods, furnishings, and personal effects back to his home state. The Relocation Payment shall be made within two weeks of the Effective Date of this Agreement, as defined in Paragraph 4.

2.
No Obligation to Make Payment under Normal Policies. Employee agrees that the payments, benefits, and accommodations described in Paragraph 1a, 1b, 1c, 1e and 1g above are more than the Company would otherwise be required to pay and/or provide under its normal policies and procedures. Additionally, Employee understands and agrees that he is not entitled to the consideration referenced in Paragraphs 1a, 1b, 1c, 1e and 1g unless and until this Agreement, the Supplemental Release attached as Exhibit 1, and the LTI Vesting/Forfeiture Agreement attached as Exhibit 2 all become effective and Employee complies with all obligations and conditions set forth in this Agreement. Employee agrees that upon the receipt of his final paycheck and his accrued, unused TOWP, he will have been paid in full for any/all compensation he claims to be owed by the Company, including, but not limited to, salary, wages, commissions, bonuses, or any other compensation, and disavows any right or claim to any additional

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compensation other than that expressly set forth herein pursuant to this Agreement, to which he becomes entitled as set forth herein.

3.
Complete Release. Subject to Paragraph 8 in this Agreement, Employee agrees to release the Company, and its current and former parent companies, subsidiaries, affiliated companies, related companies and joint ventures and each of their respective current and former officers, directors, board members, shareholders, affiliates and controlling person(s) (if any), employees, attorneys, representatives, predecessors, successors, assigns, divisions, co-employers, vendors, contractors and all other persons acting by, through, under, or in concert with any of them (collectively “Releasees”) from any and all claims, charges, complaints, lawsuits, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, demands, costs, losses, debts and expenses, injuries and grievances of any and every kind. Said release includes, but is not limited to, a full release of any and all claims for punitive damages, attorneys’ fees, injunctive relief, declaratory relief, equitable relief, loss of wages, loss of other employment, back pay, front pay, notice pay, severance pay, liquidated damages, compensatory damages, personal injury, emotional distress, mental anguish, libel, slander, defamation, vacation pay, sick pay, pension contributions or benefits, medical or health benefits, short or long term disability benefits, and any other employee benefits; and any and all claims and demands of any other kind and nature whatsoever, foreseen, unforeseen, or unforeseeable, now known or which may hereafter be discovered relating to his employment with and/or the cessation of his employment with the Company, or to any event, act or omission that has occurred as of the date this Agreement is executed, and includes, but is not limited to, to the fullest extent allowed by law, all liability arising from:

•	Title VII of the Civil Rights Acts of 1964;

•	the Americans with Disabilities Act of 1990;

•	the Family and Medical Leave Act;

•	Genetic Information Nondiscrimination Act of 2008

•	the Fair Labor Standards Act;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	the Age Discrimination in Employment Act of 1967;

•	the Older Workers Benefit and Protection Act of 1990;

•	the Uniformed Services Employment and Reemployment Act of 1994;

•	the Employee Retirement Income Security Act of 1974;

•	the Health Insurance Portability and Accountability Act;

•	the Occupational and Safety Health Act of 1970;

•	the Worker Adjustment and Retraining Notification Act;

•	the Equal Pay Act;

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•	Executive Orders 11246 and 11141;

•	the Rehabilitation Act of 1973;

•	any and all local, municipal, state, or federal statutes, regulations or ordinances;

•	any and all claims arising under state or federal common law;

•	any and all claims arising under any other law;

•	any claims for attorneys’ fees or costs.

4.
Waiver of ADEA Claims. The release set forth above includes a waiver of rights and claims which Employee may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Section 621, et seq.) (“ADEA”). In compliance with the Older Workers Benefit and Protection Act of 1990:

a.
Employee is advised to consult with an attorney before accepting this Agreement and waiving his rights and claims under the ADEA. Employee understands that by signing this release, he waives his rights and/or claims under the ADEA.

b.
Review period. Employee acknowledges that he has been given a period of up to twenty-one (21) days to review and consider this Agreement and to consult with an attorney, accountant and/or other advisors before signing and that the actual time he has taken for such purposes was adequate for all appropriate consultations. Any changes in this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

c.
Revocation period. Employee understands that he has a period of seven (7) days, commencing with the day after the date of his signature on this Agreement, to revoke this agreement. To revoke, Employee must provide written notice to Chief Human Resources Officer, Stacy Dillow, 6700 Las Colinas Blvd. (W1H), Irving, TX 75039. Such written notice must be received no later than 11:59 pm (CST) on the seventh day after Employee signs this Agreement.

d.
This Retirement and Release Agreement will not be effective or enforceable until Employee has returned the fully executed Agreement and the seven day revocation period has expired (“Effective Date”). If Employee revokes this Agreement, it shall not be effective or enforceable. Further, if this Agreement is revoked, Employee shall not be entitled to receive the payments and accommodations described in Paragraph 1, other than the payment provided for in Paragraph 1f, and any outstanding stock based awards shall be governed by the terms of the applicable award agreements.

5.
Additional Facts. Employee agrees and acknowledges that he may hereafter discover facts different from, or in addition to, those he now believes to be true with respect to any or all of the claims or demands herein released. Nevertheless, the Company and Employee agree that the release set forth above shall be and will remain effective in all respects, notwithstanding the discovery of such different or additional facts.

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6.
Release Inapplicable to Certain Benefits. This release does not include a release of Employee's right, if any, to the following, which shall continue to be governed by and subject to the terms and conditions set out in the applicable plans, programs, and agreements:

a.	Retirement benefits under the terms of Company's standard retirement plans and programs;

b.	Compensation that Employee has already deferred under the Fluor 409A Executive Deferred Compensation Program.

7.
No Pending Claims/Lawsuits. Employee represents that he has no pending complaints, actions, charges, or claims of any nature (on his own behalf or in conjunction with any other person or entity) against the Releasees based on, or related to, any events or actions that occurred prior to the execution of this Agreement, and that Employee is not currently aware of facts that would support any such claim. Employee further represents that he has no knowledge of any unreported conduct by or on behalf of the Company that in his view is or may be inconsistent with applicable law, regulation, or Company standards of conduct and compliance.

8.
Protected Rights. Notwithstanding what is stated in Paragraphs 7, 12, 13, 14, 15, 16 and 23, or any other provision in the Agreement, nothing in this Agreement or in the Exhibits thereto prohibits or restricts Employee from either filing charges/complaints/inquiries with any federal, state or local governmental agency or participating in a proceeding before any governmental agency responsible for the enforcement of any local, state, or federal law. However, Employee understands and agrees that, except as set forth in the following subparagraph, he will not be entitled to any financial recovery or non-monetary relief from any judgment, decision, or award upon any claim released by him regardless of who filed or initiated any such complaint, charge, or proceeding.

In addition, nothing in this agreement prohibits Employee from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, Occupational Health and Safety Administration, or any agency Inspector General, without notice to the Company; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any whistleblower programs, including the right to receive an incentive award authorized under federal statute or regulation for information provided to the Securities & Exchange Commission or any other federal regulatory or law enforcement agency.

9.	Non-Admission of Wrongdoing. By making this Agreement, neither the Company nor the Employee admits that they have done anything wrong.

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10.
Non-Release of Future Claims. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or the Americans with Disabilities Act which arise after the date the Employee signs this Agreement. In addition, the Company and Employee acknowledge and agree that the release set forth in this Agreement does not include any claims Employee may have against the Company for its failure to comply with or breach of any provision in this Agreement.

11.
Other Officer / Director Positions. Employee agrees to resign immediately (whether or not requested by the Company) from any officer or director positions or trusteeships Employee holds with the Company, its parent companies and their respective subsidiaries, joint ventures, or related entities and agrees to execute such documents as may be necessary to give effect to his resignation.

12.
Return of Company Property. Employee agrees to return and deliver to the Company on or before the Retirement Date all Company property, including but not limited to, any and all mobile devices (iPhone, iPad, etc.), any and all hard copy and/or electronic documents, records, notebooks, reports, blueprints, manuals, etc. downloaded by him or provided to him by the Company, and all documents, materials of a secret, confidential, proprietary, or attorney-client privilege nature relating to the Company’s business and which are in his possession or under his control, and to maintain the confidentiality of such materials thereafter. Employee understands and agrees that his failure to comply with the provisions of this Paragraph 12 shall constitute a breach of this Agreement. Employee understands and agrees that the Company will assert all rights and remedies under the law, and in equity, that it may be entitled to as result of any breach of this Agreement.

13.
Consequences of Employee Breach of Promises. If Employee files a lawsuit based on legal claims that he has released, or otherwise breaches this Agreement, Employee understands and agrees that the Company will be entitled to assert all rights and remedies, in law and in equity, that it may be entitled to as a result of any breach of this Agreement.

14.
Confidential Information. Employee understands and agrees that in the course of Employee's employment with the Company, Employee has acquired confidential information and trade secrets concerning the Company's operations such as, but not limited to, the Company’s existing and prospective customers, suppliers, sales process, information pertaining to its customers and suppliers, the Company’s future plans and its methods of doing business. Employee understands and agrees it would be extremely damaging to the Company if Employee disclosed such information to a competitor or made it available to any other company.

Employee understands and agrees that such information has been divulged to him in confidence and he understands and agrees that he will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of Employee’s employment, and the information and trade secrets

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which Employee has received during the course of his employment, Employee also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefore, the Company shall be entitled to injunctive relief, including any temporary restraining order, preliminary and/or permanent injunction prohibiting him from any violation or threatened violation of such agreements, without waiving any other rights or claims that the Company may have to pursue in law or equity. Employee understands and agrees that confidential information developed by him in the course of his employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same confidential information to Employee. As noted above in Paragraph 8, this Agreement does not limit Employee from providing any documents to any governmental agency, including the U.S. Securities and Exchange Commission, as part of a whistleblower action and/or a report of possible violations of any federal securities law.
Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigation a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15.
Non-Disparagement. Employee agrees that he will not take any action or make or cause to be made any false or defamatory statements, written or oral, that disparage, are inimical to, are critical of, or damage the reputation of, or that otherwise work in any way to the detriment of, or which disrupts or impairs the Company’s normal operations, or that may be potentially embarrassing to the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors, shareholders, employees, representatives or agents. This paragraph is intended to apply to any false or defamatory statements that may be harmful to professional reputation or personal reputation or character. The term “statements” is intended to extend to all forms of communications, including but not limited to verbal, written, e-mails, chat rooms, instant messaging, and all other forms of electronic communication. Further, if a prospective employer of Employee contacts the Company’s employment verification representative or service, such person or service will verify dates of employment and last position held, and will only disclose or verify any additional information that Employee authorizes, in writing, the Company to provide.

16.
Authorized Disclosures. Nothing in Paragraphs 12, 13, 14, 15, 16, and 23 shall prevent Employee or the Company from responding truthfully and accurately to any inquiry or request for information when required by court order, a government investigation or otherwise by compulsion of law. Except to the extent a disclosure without notice to the Company is permitted under the circumstances described in Paragraph 8 above, if any

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inquiry or request for information is required by court order or compulsion of law, Employee will provide the Company with commercially reasonable adequate notice in advance of such proposed disclosure to enable the Company to be heard with respect to any such disclosure.
Employee shall notify:
Fluor Enterprises, Inc.
Attention: John Reynolds, Chief Legal Officer
6700 Las Colinas Blvd.
Irving, TX 75039

In the event of a material breach or threatened material breach of Paragraphs 14 and 15 the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of such paragraphs.

17.	Section 409A.

a.
It is the intention of the Parties that, to the fullest extent permitted by applicable law, payment of all benefits pursuant to Paragraph 1 of this Agreement shall be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A) due to (i) the involuntary termination exception as set forth in Section 1.409A-1(b)((9)(iii) of the final regulations issued under Section 409A or such other exemption as may apply; (ii) the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A; or (iii) such other exemption as may apply.

b.
Notwithstanding the foregoing, to the extent any payments under this Agreement are subject to (and not exempt from) Section 409A, it is intended that such payments will comply with Section 409A as amounts payable on the earlier of a “fixed schedule” in accordance with Section 1.409A-3(i)(1)(i) of the final regulations issued under Section 409A, or a “separation from service” as set forth in Section 1.409A-1(h) of the final regulations issued under Section 409A, such that no portion of the payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

c.	Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the final regulations issued under Section 409A.

d.
This Paragraph 17 is intended to comply with the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to either (1) the six (6) month delay which may otherwise be required with respect to payments of deferred compensation to “specified Executives” as defined in Section 409A, and (b) any additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work

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together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. Notwithstanding the foregoing, in the event that it is determined that the payments provided under Paragraph 1 of this Agreement are deferred compensation that are payable pursuant to a separation from service, then such payments will be delayed for six months in accordance with the six month delay rules applicable to the Company’s other nonqualified deferred compensation plans. Neither the Company nor its affiliates shall have any liability to Employee based in whole or in part on a failure to comply with the requirements of Section 409A.

18.
Assistance in Disputes/Litigation. Employee agrees to make himself reasonably available for any future assistance related to any inquiry, investigation, claim, litigation, or dispute (collectively “Litigation”) involving the Company, its subsidiaries, joint ventures, or related entities as may be requested by the Company. Among other things, with reasonable advance notice, Employee will meet with the Company’s representatives and attorneys at mutually convenient times and locations to prepare for such Litigation and will appear and participate in providing evidence (written or oral testimony) in any pending or future Litigation. If Employee is called as a witness by the Company to give testimony in any legal matter, Employee understands that Employee is to answer proper questions truthfully. For Employee’s involvement and assistance with Company’s requests after March 2021, when Company seeks assistance from Employee for any purpose, including calling Employee as a witness to give testimony in any future Litigation, the Company agrees to pay Employee’s reasonable out-of-pocket expenses, and to the extent permitted by law, regulation or applicable rules of Court, lost earnings incurred directly as a result of such assistance calculated at a rate of $362 (USD) per hour less required deductions. Any compensation is not, and shall not be, in any way contingent upon the content of Employee’s testimony in the course of any Litigation matter nor shall the compensation in any way be contingent on the outcome or disposition of any such matter.

19.	Modifications of Agreement. This Agreement can only be modified in writing and signed by both the Employee and an authorized representative of the Company.

20.
Interpretation of Agreement. This Agreement will be interpreted in accordance with the plain meanings of its terms and not strictly for or against either of the Parties. The Parties agree that any ambiguities will not be construed solely against the drafting party.

21.
Applicable Law. This Agreement shall be governed by and construed and enforced under Texas law, excluding the provisions thereof which refer to the laws of another jurisdiction. The Parties irrevocably agree to submit to the jurisdiction and venue of the state or federal courts in Dallas County, Texas, and appropriate appellate courts therefrom, in any action or proceeding brought with respect to or in connection with this Agreement.

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22.
Severability. If any provision or part of this Agreement is held or determined to be invalid or unenforceable for any reason, each such provision or part shall be severed from the remaining provisions of the Agreement or the Agreement shall be read and interpreted as if it did not contain such provision or part. The validity and enforceability of remaining provisions shall not be affected by any such invalid or unenforceable part or provision; however, if Employee seeks to invalidate any portion of the release in Paragraph 3 or in the Supplemental Release, and any such portion of the release is held to be unenforceable, RELEASEES may seek modification or severance of such portion or may terminate the Agreement or consider the Agreement null and void.

23.
Entire Agreement. This Agreement along with Exhibits 1 and 2, and the governing long term incentive plans and awards, which are incorporated by reference as if fully set forth herein, is the entire Agreement between Employee and the Company and supersedes any and all prior negotiations, agreements, and/or understandings between the Parties pertaining to the subject matter hereof, whether written or oral. It may not be amended or modified except by a writing signed by Employee and an authorized representative of the Company. However, this Agreement is not intended to eliminate or modify any indemnification protections and advancement of expenses, if any, Employee has under applicable law and/or pursuant to the terms of any prior Agreements with the Company, or eliminate or change the terms and conditions of any confidentiality agreement Employee may have signed at the time of hire or during his employment with the Company; provided, however, that Employee may make disclosures as expressly set forth in Paragraph 8 of this Agreement. Further, neither the Company nor anyone acting on its behalf has made any promises or representations to Employee other than those expressly stated in this Agreement.

EMPLOYEE AGREES TO EXECUTE ANY AND ALL DOCUMENTS AS MAY BE REASONABLY NECESSARY TO CARRY OUT THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO A FOLLOW-UP RELEASE OF ALL EMPLOYMENT RELATED CLAIMS.
BY HIS SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES AND CERTIFIES THAT HE HAS CAREFULLY READ THE ENTIRETY OF THIS AGREEMENT, UNDERSTANDS ITS PROVISIONS, AND THE EFFECT OF SUCH PROVISIONS ON EMPLOYEE’S RIGHTS. EMPLOYEE FURTHER CONFIRMS THAT HE HAS NOT BEEN INFLUENCED TO EXECUTE THIS AGREEMENT BY ANY STATEMENT OR REPRESENTATION BY THE COMPANY OR ANYONE ACTING ON ITS BEHALF THAT IS NOT EXPRESSLY CONTAINED IN THIS AGREEMENT OR THE EXHIBITS ATTACHED THERETO. EMPLOYEE ALSO ACKNOWLEDGES THAT THIS AGREEMENT AND THE RELEASE AND WAIVER OF CLAIMS CONTAINED HEREIN ARE KNOWINGLY AND VOLUNTARILY ENTERED INTO.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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10/24/2019		/s/ Bruce Stanski
DATE SIGNED		BRUCE STANSKI - SIGNATURE

Fluor Enterprises, Inc.

10/24/2019	By:	/s/ John Reynolds
DATE SIGNED		Chief Legal Officer

Exhibit 1 to RETIREMENT AND RELEASE AGREEMENT
Supplemental Release and Waiver of Claims
Complete Release of Claims. In consideration for the payments and accommodations set forth in the Retirement and Release Agreement (the “Agreement”) to which this Exhibit 1 is attached, which are to be provided to me under the Agreement between me and Fluor Enterprises Inc. (the “Company”), to which I am not otherwise entitled and which are expressly conditioned on my signing the Agreement and each of the exhibits thereto, including this Supplemental Release and Waiver of Claims (this “Release of Claims”), and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company, and its current and former parent companies, subsidiaries, affiliated companies, related companies and joint ventures and each of their respective current and former officers, directors, board members, shareholders, affiliates and controlling person(s) (if any), employees, attorneys, representatives, predecessors, successors, assigns, divisions, co-employers, vendors, contractors and all other persons acting by, through, under, or in concert with any of them (collectively “Releasees”) from any and all claims, charges, complaints, lawsuits, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, demands, costs, losses, debts and expenses, injuries and grievances of any and every kind. Said release includes, but is not limited to, a full release of any and all claims for punitive damages, attorneys’ fees, injunctive relief, declaratory relief, equitable relief, loss of wages, loss of other employment, back pay, front pay, notice pay, severance pay, liquidated damages, compensatory damages, personal injury, emotional distress, mental anguish, libel, slander, defamation, vacation pay, sick pay, pension contributions or benefits, medical or health benefits, short or long term disability benefits, and any other employee benefits; and any and all claims and demands of any other kind and nature whatsoever, foreseen, unforeseen, or unforeseeable, now known or which may hereafter be discovered relating to his employment with and/or the cessation of his employment with the Company, or to any event, act or omission that has occurred as of the date this Agreement is executed, and includes, but is not limited to, to the fullest extent allowed by law, all liability arising from:

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•    Title VII of the Civil Rights Acts of 1964;
•    the Americans with Disabilities Act of 1990;
•    the Family and Medical Leave Act;
•    Genetic Information Nondiscrimination Act of 2008
•    the Fair Labor Standards Act;
•    Sections 1981 through 1988 of Title 42 of the United States Code;
•    the Age Discrimination in Employment Act of 1967;
•    the Older Workers Benefit and Protection Act of 1990;
•    the Uniformed Services Employment and Reemployment Act of 1994;
•    the Employee Retirement Income Security Act of 1974;
•    the Health Insurance Portability and Accountability Act;
•    the Occupational and Safety Health Act of 1970;
•    the Worker Adjustment and Retraining Notification Act;
•    the Equal Pay Act;
•    Executive Orders 11246 and 11141;
•    the Rehabilitation Act of 1973;

•	any and all local, municipal, state, or federal statutes, regulations or ordinances;
•    any and all claims arising under state or federal common law;
•    any and all claims arising under any other law;
•    any claims for attorneys’ fees or costs.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge, complaint or inquiry with any governmental agency or from participating in a proceeding before any governmental agency responsible for the enforcement of any local, state or federal law; provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, complaint or lawsuit filed by me or by anyone else on my behalf, except for monetary awards received from a government-administered whistleblower award program under which I provided information directly to a government agency. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity without prior notice to the Company, and that nothing in this Release of Claims prohibits me from fully participating in any whistleblower programs, including the right to receive an incentive award authorized under federal statute or regulation for information provided to the Securities and Exchange Commission or any other federal regulatory or law enforcement agency.

Review and revocation period. I understand that the Release of Claims set forth above includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Section 629, et. Seq.) (“ADEA”). I understand that I must sign this Release of Claims, if at all, within twenty-one (21) days of my last day of employment, and in no event prior to the date that my employment with the Company terminates. I acknowledge that this Release of Claims creates legally binding obligations,

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and that the Company has advised me to consult an attorney before signing it. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.

I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to Stacy Dillow, Chief Human Resources Officer, 6700 Las Colinas Blvd., Irving, Texas 75039 prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

Non-release of Future Claims. I understand this Release of Claims does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or the Americans with Disabilities Act which arise after the date I sign this Release. In addition, I understand and agree that this Release of Claims does not include any claims I may have against the Company for its failure to comply with any provision of this Agreement.

Release Inapplicable to Certain Benefits. I understand this Release of Claims does not include a release of my right, if any, to either: (i) compensation that has already been deferred under the 409A Executive Deferred Compensation Program; or (ii) retirement benefits under the terms of the Company’s standard retirement plans and programs.

Accepted and agreed:

Signature:		Date:
Bruce Stanski

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Exhibit 2 to RETIREMENT AND RELEASE AGREEMENT
LONG TERM INCENTIVES VESTING/FORFEITURE AGREEMENT
This Long Term Incentives Vesting/Forfeiture Agreement (the “LTI Vesting/Forfeiture Agreement”) is between Fluor Enterprises, Inc. (the “Company”) and Bruce Stanski (the “Employee”).
Underlying Premises of this Long Term Incentives Vesting/Forfeiture Agreement
Whereas Employee shall either retire from the Company on or about March 1, 2020 (the “Retirement Date”) or be terminated before February 28, 2020 (“Termination Date”) as per the terms set forth in the Retirement and Release Agreement to which this Exhibit 2 is attached (“Retirement and Release Agreement”); and
Whereas Employee desires to have certain outstanding grants of unvested non-qualified stock options, restricted stock units and value driver incentives (“Long Term Incentives”) vest; and
Whereas such Long Term Incentives have certain vesting restrictions when an Employee separates their employment from the Company in connection with retirement;
NOW, THEREFORE, for good and valuable consideration, Employee and the Company hereby agree to the following terms and conditions:

1.
Consideration. In exchange for the promises below, the Company agrees to vest certain unvested non-qualified stock options, restricted stock, and value driver incentives (“Long Term Incentives”) of Employee in connection with retirement, as provided for in the applicable plan documents and agreements, if such Long Term Incentives were granted to Employee at least one year prior to either the Retirement Date or the Termination Date. For clarity, the Long Term Incentives granted in 2019 shall be forfeited and shall not continue to vest if Employee’s employment with the Company ends before February 26, 2020.

2.	Vesting Requirement/Conditions. For the consideration provided in paragraph 1 above, Employee agrees that he will not engage in any detrimental activity as provided for in paragraphs 3 and 4 below.

3.
Detrimental Activity. Employee agrees that for a period of twelve months following his Termination Date or Retirement Date, Employee will not, directly or indirectly, accept or become engaged in any capacity (whether as an employee, partner, consultant, agent or other arrangement) with any other company engaged in or about to become engaged in business that directly competes with the Company and/or its affiliates, including Fluor Corporation (a “Competitive Business”). This restriction applies to Employee working for a Competitive Business within a 50 mile radius of a Company office or project (existing or scheduled to start within 3 months of Employee’s Separation Date). Such activity will be considered to be detrimental to the Company and/or its affiliates. A Competitive Business includes any engineering and/or construction company headquartered or having a physical presence in any county, province, or parish in which the Company or its affiliates conduct business operations that are substantially similar to and/or competitive with, the Company’s or an affiliate’s business

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operations. The foregoing obligations shall not be deemed to prohibit Employee from being an owner of less than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation. Additionally, Detrimental Activity shall also include personally soliciting or participating in or assisting in any way in the solicitation of any other employees of the Company or of any of its affiliates for a period of one year from the Termination Date or Retirement Date. Employee agrees that Detrimental Activity shall also include failure to return the Company’s property; however, Employee understands he is not limited from providing any documents to any governmental agency, including the U.S. Securities and Exchange Commission, as part of a whistleblower action and/or a report of possible violations of any federal securities law as stated in Paragraph 8 of the Retirement and Release Agreement. Employee may request the written consent of the Chief Human Resources Officer of the Company for any other exceptions to this LTI Vesting/Forfeiture Agreement that he wants the Company to consider, which may or may not be granted.

4.
Confidential / Trade Secrets / Company Proprietary Information. Employee further understands and agrees that in the course of Employee's employment with the Company, Employee has acquired confidential and Company proprietary information and trade secrets concerning the Company's operations, its future plans and its methods of doing business. Employee understands and agrees it would be extremely damaging and detrimental to the Company if Employee disclosed such information to a competitor, made it available to any company, or used such information to compete with the Company or its affiliates in any way. Employee therefore acknowledges and agrees that he will not use or disclose such information to another company unless authorized in writing by the Company’s Chief Human Resources Officer. Employee further understands and agrees that such information has been divulged to him in confidence and in consideration of the promises made in this LTI Vesting/Forfeiture Agreement, and that the Company provided Employee with access to such information during his employment.

5.
Authority to Reform. Employee acknowledges and agrees that the forfeiture of unvested Long Term Incentives for voluntarily engaging in Detrimental Activity, and the geographic and time restrictions set forth herein, are reasonable and are no greater than required to adequately protect the Company’s legitimate business interests. However, if at the time of enforcement of this LTI Vesting/Forfeiture Agreement, a court shall refuse to enforce this LTI Vesting/Forfeiture Agreement, whether because the time limit is too long or because the restrictions are more extensive than is necessary to protect the business and goodwill of the Company, the Parties understand and agree and direct that the court modify the restrictions to cover the maximum period, scope, and geographic area permitted by law.

6.
Remedies. In the event Employee breaches or threatens to breach this LTI Vesting/ Forfeiture Agreement by participating in Detrimental Activity or using or disclosing confidential/trade secrets/Company propriety information as set out in paragraphs 3 and 4 herein (for example and without limitation, Employee becomes employed or otherwise engaged by an entity that competes with the Company or an affiliate or solicits Company employees as provided above), Employee will forfeit any further vesting of any Long Term Incentive awards and may be required to repay the value of the vested awards to the Company to the extent that any vesting occurred in reliance on Employee’s promises as provided above. In addition and supplementary to other rights and remedies existing in its favor, the Company may apply to any court of law or equity

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of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions in this agreement (without posting a bond or other security).

7.
Governing Law and Venue. This LTI Vesting/Forfeiture Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of law principles. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Dallas County, Texas and appropriate appellate courts therefrom.

8.
Entire Agreement. This LTI Vesting/Forfeiture Agreement, in conjunction with the Retirement and Release Agreement, the Supplemental Release, and the Long Term Incentives governing plans and awards, contains the entire agreement of the Parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the Parties. This LTI Vesting/Forfeiture Agreement may not be waived or released by the Company unless in writing signed by the Chief Human Resources Officer. No course of conduct or failure or delay in enforcing the provisions of this LTI Vesting/Forfeiture Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this LTI Vesting/Forfeiture Agreement or any provision hereof.

EMPLOYEE

10/24/2019		/s/ Bruce Stanski
DATE SIGNED		BRUCE STANSKI - SIGNATURE

Fluor Enterprises, Inc.

10/24/2019	By:	/s/ John Reynolds
DATE SIGNED		Chief Legal Officer

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